July 11, 2008	TSX Venture Exchange Symbol: MDW
American Stock Exchange Symbol: MDW

 Website: www.midwaygold.com

MIDWAY PERFECTS TITLE TO SPRING VALLEY

Midway Gold Corp. (“Midway”) is pleased to announce that it has settled a long standing title dispute to approximately 4% of the lands comprising the Spring Valley project, Nevada.

This dispute was recently settled by the Court, validating Midway’s claim to the Seymork Parcel.  Midway’s court victory allowed it to purchase the Promissory Notes against the property for approximately US$598,000. In the future, Midway may elect to sell up to 27.6 square miles of interests in lands included in the purchase (9.1 square miles of net surface, 19 square miles net minerals) but not needed for development of the Spring Valley project to recover a portion of the cost.

Details of Midway Gold’s projects are available on the Company’s website at www.midwaygold.com. Midway Gold Corp. is a precious metals exploration company, listed on the American Stock Exchange and on the TSX Venture Exchange under the symbol “MDW.”  Midway’s focus is creating value for shareholders through the discovery and development of quality new precious metal resources in politically stable mining areas. The company has three advanced stage gold exploration projects and four early stage exploration projects that control over 60 square miles of mineral rights along three major gold trends in Nevada.

ON BEHALF OF THE BOARD

“Alan Branham”

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Alan Branham, President and CEO

For further information, please contact Morgan Moffatt, Investor Relations Manager for Midway Gold Corp. at (877) 475-3642, Ext. 14 (toll-free).

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to the timing of our exploration and drilling programs; timing of the preparation of our preliminary economic assessment, geological models, mine plan and definitive feasibility study; expectations related to enhancing resource grades; financing plans and the availability of future financing for our projects; anticipated results of our exploration, and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.